UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 11, 2012, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) announced an update to the projected timeframe for completion of enrollment of the Light Study, a long-term research study of Contrave® (naltrexone SR/bupropion SR). Orexigen now expects to complete enrollment of patients required for the interim analysis of the Light Study in the first quarter of 2013, potentially reducing by half the original projections.

The Light Study is designed to assess the cardiovascular health outcomes of Contrave consistent with a Special Protocol Assessment (“SPA”) secured by Orexigen from the U.S. Food and Drug Administration (the “FDA”). The Light Study is a randomized, double-blind, placebo-controlled cardiovascular outcomes trial evaluating the occurrence of major adverse cardiovascular events (“MACE”) in patients participating in the study. An interim analysis and New Drug Application (“NDA”) resubmission to the FDA is planned once approximately 87 MACE events have occurred.

Orexigen is targeting to enroll a patient population with a 1.5% annualized background rate of MACE. The demographics (age, gender, smoking status, prevalence of cardiovascular disease, diabetes and other co-morbidities) of the patients enrolled into the study to date are in line with the targeted population and the projected MACE rate. Since initiation of the Light Study at the beginning of June, over 1,500 patients have been enrolled into the study at approximately 100 sites that have been activated thus far. The remaining 200 sites are scheduled to be activated by the end of August. With the revised enrollment projections, and assuming that the actual background MACE rate meets the expected 1.5% per year, the 87th MACE would occur in the second half of 2013.

* * *

Orexigen cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of enrollment and MACE events in the Light Study; the ability to enroll the targeted patient population; the ability to activate sites and conduct the Light Study; the potential for, and timing of, the accrual of MACE events and the potential resubmission of the Contrave NDA; the safety and effectiveness of Contrave; and the potential for, and timing of, approval for Contrave. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this report due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the SPA is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement was entered into become evident, other new scientific concerns regarding product safety or efficacy arise, or if Orexigen fails to comply with the agreed upon trial protocol; Orexigen’s ability to conduct the Light Study and the progress and timing thereof, including risks associated with recruiting and enrolling patients in the Light Study; Orexigen’s ability to demonstrate in the Light Study that the risk of MACE in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential that earlier clinical trials may not be predictive of future results in the Light Study; the potential for the FDA to not approve Contrave even after the resubmission with the MACE event data; the potential for early termination of the collaboration agreement between Orexigen and Takeda; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of an NDA; the therapeutic and commercial value of Contrave; Orexigen’s ability to maintain sufficient capital; and other risks described in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q, which was filed with the SEC on May 10, 2012 and is available from the SEC’s website (www.sec.gov) and the Company’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: July 11, 2012	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	Chief Business Officer